Exhibit 99.1

AGREEMENT

Parties:

      LEEP Building Systems, Inc., a Nevada Corporation (LBS)

      Leading-Edge Earth Products, Inc., an Oregon Company (LEEP)

PREAMBLE

      Whereas LEEP desires to acquire all of the tangible and intangible assets of LEEP Building Systems, Inc., (LBS) and any tangible or intangible rights LBS, or their shareholder, L/A Investors, Inc. (L/A) has to LEEP STRUCTURAL CORE (as more fully defined in the filings of LEEP with the SEC), and Whereas, also to be included without limitation thereto, are manufacturing equipment, equipment designs, processes, procedures, trade secrets and know-how, leases, vendor and employee contracts and/or relationships, inventories of raw, in-process and/or finished goods stored at location(s) and/or in transit, trademarks, trade names or other names including “LEEP,” currently used in conjunction with the products manufactured by LBS, and on packages manufactured by LBS and Whereas tools and office equipment listed on the attached asset list are also to be included and made a part of this Agreement by reference, and

      WHEREAS LBS desires to sell the above tangible and intangible assets, the parties agree as follows:

AGREEMENT

      LBS will sell and LEEP will buy all of the above-specified assets for the sum of 1.8 million unregistered, restricted LEEP common shares (“the Shares”) issued pursuant to Regulation “S” and Regulation “D” to be delivered at closing, plus forgiveness of a $57,100 Note, plus $8,617 accrued interest from LBS in favor of LEEP, which note liability has been assigned to LBS by L/A plus $711,642 in aggregate notes and accrued interest owed by LBS to LEEP. The Shares are to carry the standard Rule 144 restriction for the requisite 2 years, wherein sales of up to 1 % of outstanding share, (given certain other Rule 144 qualifications), can be made via licensed securities brokers between year one (1) and year three (3) and legends can be removed after year two (2). In addition, LEEP will require that LBS, its assignees and transferees will not sell any of its shares remaining of the original/1.8 million Shares herein mentioned, in excess of 1 % per quarter, until after the third year of ownership. LBS agrees that any private, assignee, or transferee (not including public sale of quarterly amounts permitted under this Agreement) of the subject 1.8 million Shares during the 3-year term of this Agreement, shall become a party to this agreement.

      Upon closing, LEEP will immediately become responsible for the manufacturing operations in Pennsylvania, and all assets relating to LEEP STRUCTURAL CORE manufacturing and all associated trade and other liabilities listed, attached and made part of this Agreement by reference.

      This agreement assumes and LBS hereby warrants that all debts and contingencies with respect to the assets transferred are listed as “Exhibit “A” hereto. LBS shall furnish a listing of all debts, obligations and contingencies which relate to LEEP STRUCTURAL CORE manufacturing operations and any other LEEP related business and all assets transferred herein

      The parties agree that this AGREEMENT is binding and each agrees to furnish any and all information required by respective counsel to legally implement this Agreement; summarized by counsel as follows: LBS’s formal shareholder’s and director’s consents and LEEP’s director consent.

/s/ Andrew Keuls	4/1/00

Attest: L/A Investors, Inc. As Sole Shareholder of LBS	Date

/s/ Grant C. Record	4/1/00

Agreed: Leading-Edge Earth Products, Inc.	Date

/s/ Gabor Harsanyi	4/1/00

Agreed: LEEP Building Systems, Inc. President and Sole Director of LBS	Date

Agreed: Subsequent recipient of shares under this agreement	Date received

Agreed: Subsequent recipient of shares under thus agreement	Date received

Agreed: Subsequent recipient of shares under this agreement	Date received

Agreed: Subsequent recipient of shares under this agreement	Date received

LEADING-EDGE EARTH PRODUCTS, INC.
LBS Asset Purchase by Category
as of 04/01/00
Summary Exhibit “A”

Plant Design	$60,000

Equipment	57,860

Jigs, Fixtures & Tools	71,791

Office Equipment	10,050

Intangibles	198,000

Cash	1,500

Raw Materials	68,593

Finished Goods	103,394

Liabilities Assumed	(53,184)

TOTAL	$518,004